Exhibit 99.1

Press Release

Contact: Robert H. Christie 212-556-1981; robert.christie@nytimes.com

This press release can be downloaded from www.nytco.com.

The New York Times Company Announces Management Changes

CEO Janet Robinson to Retire at Year-End;

Board Appoints Arthur Sulzberger Jr. as Interim CEO

NEW YORK, Dec. 15, 2011—The New York Times Company (NYSE: NYT) announced today that Janet L. Robinson, 61, president and chief executive officer since 2004, will retire on December 31, 2011. Arthur Sulzberger Jr., currently chairman of the Company and publisher of The New York Times, will serve as chief executive officer on an interim basis. Ms. Robinson also will step down as a director of the Company on December 31, 2011. She has agreed to serve as a consultant to the Company for one year.

“On behalf of the Board and the entire New York Times Company I want to thank Janet for her significant contributions during her career, especially during the challenging years we most recently faced,” said Mr. Sulzberger Jr. “Among her accomplishments, she has led our continuing transition to a multi-platform company and directed steps that resulted in an improved liquidity position and significant cost reductions. This was achieved during an uneven economic recovery and challenging advertising environment.”

Ms. Robinson said: “The New York Times Company has been my home for 28 years and I leave with mixed emotions. I am grateful for the opportunity to have worked with so many outstanding people over the years, and I am particularly proud of my role in helping to navigate through one of the most difficult periods in publishing history as we transitioned from traditional print journalism to the digital world. At the same time, the Company’s course is set and I am excited by new opportunities that await me.”

Ellen R. Marram, presiding director of The New York Times Company’s Board of Directors, said, “The entire Board is extremely appreciative of Janet’s significant accomplishments during her tenure as CEO. As we turn to the future, we are fortunate in the strength of our management team under the leadership of Arthur Sulzberger Jr. While we initiate the search and assess the characteristics for The New York Times Company’s next CEO, the Company will continue to execute on the strategy to transform our business via a combination of prudent fiscal management, a strong focus on ongoing digital initiatives and pursuit of new growth opportunities.”

The Company is initiating a search for a new CEO and it will seek qualified candidates both internally and externally.

About Ms. Robinson

Janet L. Robinson became president and chief executive officer of The New York Times Company on December 27, 2004. As chief executive, Ms. Robinson had primary responsibility for overseeing and coordinating all of the Company’s operations and business units and for working closely with the chairman to chart the future direction of the Company. Previously, she had served as chief operating officer and executive vice president since February 2004. From February 2001 until January 2004, she served as senior vice president, newspaper operations for The New York Times Company. In this role, she led the operations of all of the Company’s newspaper properties, which include The New York Times, The Boston Globe, the International Herald Tribune and the regional newspapers. She also held the position of president and general manager of The New York Times newspaper from 1996 until 2004. Ms. Robinson was elected a director of the Company in December 2004.

About The New York Times Company

The New York Times Company (NYSE: NYT), a leading media company with 2010 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, BostonGlobe.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.